Exhibit 2.1

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (the “Agreement”) dated November 21, 2018, (“Execution Date”) is made by and between the Texas Pacific Land Trust (“Seller”) and WPX Energy Permian, LLC (“Purchaser”) for the purchase of Seller’s interest in certain real property and other interests in Loving and Reeves Counties, Texas. Also signing this Agreement is Republic Title of Texas, Inc. for the limited purposes set forth herein related thereto. Purchaser and Seller are referred to as the “Parties” or individually as a “Party.”
R E C I T A L S
Seller owns various real property interests in Loving and Reeves Counties, Texas and Purchaser intends to acquire various rights in certain properties, including:
A.    all of Seller’s surface interest in the properties set forth on Exhibit A-1, save and except (i) any water and disposal rights in Section 3, Block 55, Township 1, Loving County, Texas, and Section 3, Block 56, Township 2 of Loving and Reeves Counties, Texas, and (ii) the right to use the surface of the lands in Section 3, Block 55, Township 1, Loving County, Texas, and Section 3, Block 56, Township 1, Loving County, Texas to construct, operate, replace, repair, maintain and use the existing water impoundments with related existing and future apparatus and appurtenances;
B.    the rights to use the surface of the land set forth on Exhibit A-2, including the drilling and operation of water and disposal wells on such property.
Seller agrees to sell and convey to Purchaser the Property (as described below) and Purchaser agrees to buy the Property from Seller under the terms and conditions set forth below.

ARTICLE I
THE PROPERTY

1.1Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, the following:

a)
Seller’s right, title and interest in and to 14,001.76 acres of land, more or less, located in Loving and Reeves Counties, Texas, as more particularly described in Exhibit A-1 attached hereto and made a part hereof for all purposes (the “Land”), together with all wind rights, improvements thereon and associated rights-of-way, permits, utilities and utility capacity (if any), and any and all interests of any type owned by Seller in such real property including, without limitation, any easements, rights-of-way, adjacent streets, alleys, strips, gores, and other appurtenances to such real property (collectively, with the Land, the “Real Property”), except that Seller for Seller and Seller’s heirs, successors and assigns reserves from any conveyance all oil, gas and other minerals that are in and under, and that may be produced from the Land and any and all royalty interests therein;

b)
Except as used in Seller’s commercial water production, treatment, and disposal operations, Seller’s right, title and interest in and to all personal property, equipment, fixtures, dwellings, barns, and any other apparatus or appurtenances situated therein or thereon or used or obtained in connection with the Real Property (the foregoing herein collectively called the “Personal Property”); and

c)	Seller’s right, title and interest in and to Seller’s interest in all Leases and Contracts (defined below); and

d)
the right to use the surface of the lands set forth on Exhibit A-2, including the right to drill fresh water or water disposal wells and operate and maintain such wells, together with all rights to use the surface of such lands to the extent reasonably necessary to drill, operate and maintain such wells, all as further described in the Surface Use and Right-of-Way Agreement and Easement attached hereto as Exhibit G (the lands to be covered by the Surface Use Agreement are Section 1 and 5, Block 56, Township 2, Loving and Reeves Counties, Texas);

together the Real Property, Personal Property, and Leases and Contracts are referred to herein as the “Property,” except for the Excluded Property.
1.2The Property does not include, and there is hereby expressly excepted and reserved therefrom and reserved to Seller:

a)
All rights, titles and interests of Seller in Groundwater located in, on or under the lands in Section 3, Block 55, Township 1, Loving County, Texas and Section 3, Block 56, Township 2 in Loving and Reeves Counties, Texas, together with the appurtenant rights related to such Groundwater, including the rights (i) to use, store, treat, reuse and recharge and (ii) to use the surface of such lands to the extent reasonably necessary for the exercise of such associated rights and for water operations on or off the Subject Lands, including such rights of ingress and egress associated therewith over the Real Property; provided, however, any access or use of the Real Property by Seller shall not unreasonably interfere with any of Purchaser’s operations on the Real Property; for purposes of this Agreement, “Groundwater” shall mean water (including fresh, salt and brackish water) percolating below the surface of the earth and not water produced from oil and natural gas exploration and production operations;

b)
the exclusive right to dispose of water (including fresh, salt, produced and brackish water) and oil and gas production waste or fluids into disposal or injection wells located on the lands in Section 3, Block 55, Township 1, Loving County, Texas and Section 3, Block 56, Township 2 in Loving, and Reeves Counties, Texas, together with the associated rights related to same, including the rights (i) to use, store, treat, reuse and recharge and (ii) to use the surface of such lands to the extent reasonably necessary for the exercise of such associated rights, including such rights of ingress and egress associated therewith over the Real Property; provided, however, any access or use of the Real Property by Seller shall not unreasonably interfere with any of Purchaser’s operations on the Real Property;

c)
the right to use the surface of the Land in Section 3, Block 55, Township 1, Loving County, Texas, Section 3, Block 56, Township 1, Loving County, and Section 3, Block 56, Township 2 of Loving and Reeves Counties, Texas to construct, operate, replace, repair, maintain and use water impoundments (limited to existing for Section 3, Block 56, Township 1, Loving County, Texas) and associated apparatus and appurtenances, and the rights of ingress and egress associated therewith over the Real Property; provided, however, any access or use of the Real Property by Seller shall not unreasonably interfere with any of Purchaser’s operations on the Real Property;

d)
all personal property, equipment, fixtures, water wells, pipelines and other apparatus or appurtenances used in Seller’s commercial water production, treatment, and disposal operations removed from the Real Property on or before July 31, 2019 and the rights of ingress and egress necessary to remove such property; provided, however, any access or use of the Real Property by Seller shall not unreasonably interfere with any of Purchaser’s operations on the Real Property;

e)
all other personal property, equipment, fixtures, water wells, pipelines and other apparatus or appurtenances of Seller situated on Section 3, Block 55, Township 1, Loving County, Texas, Section 3, Block 56, Township 2 in Loving and Reeves Counties, Texas, and Section 3, Block 56, Township 1 in Loving County, Texas; and

f)
restrictive covenants prohibiting the use of Section 3, Block 55, Township 1, Loving County, Texas, and Section 3, Block 56, Township 2 in Loving and Reeves Counties, Texas by Purchaser or Purchaser’s heirs, successors and assigns for water disposal without Seller’s consent.

Collectively, a), b), c), d) e) and f) are referred to herein as “Section 3 Water Rights” and herein so excluded the “Excluded Property”).

ARTICLE II
PURCHASE PRICE AND OTHER CONSIDERATION

2.1Purchaser agrees to pay the Purchase Price for the acquisition of the Property, subject to the terms of this Agreement. The purchase price is One Hundred Million and 00/100 DOLLARS ($100,000,000) (“Purchase Price”).

2.2Within five (5) business days after the Execution Date, Purchaser shall deposit at Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Bo Feagin (the “Title Company”) by cash, check, wired funds, or cashier’s check the sum of One Million and 00/100 DOLLARS ($1,000,000.00), to be held as earnest money (the “Earnest Money”) in accordance with the terms of this Agreement. At Closing, the Earnest Money shall be applied to the Purchase Price. The Earnest Money shall be held in an interest-bearing account and released by the Title Company in accordance with this Agreement and Section 14.15 hereof. All interest accruing on the Earnest Money shall be considered a part of the Earnest Money. The Earnest Money will become non-refundable at the end of the Feasibility Period, except as provided in Section 5.3, or in the event of a default by Seller or as otherwise expressly provided in this Agreement.

2.3If this Agreement terminates, the Title Company will deliver to Seller Four Hundred Thousand and 00/100 DOLLARS ($400,000.00) out of the Earnest Money (“Independent Consideration”), which amount has been bargained for and agreed to as consideration for Purchaser’s exclusive option to purchase the Property and for Seller’s execution and delivery of this Agreement. The Independent Consideration is in addition to all other consideration provided in this Agreement, and is non-refundable except as expressly provided otherwise in this Agreement. Upon any termination of this Agreement during the Feasibility Period or pursuant to Section 5.3, Seller shall be paid the Independent Consideration as its sole and exclusive remedy against Purchaser for such termination of this Agreement during the Feasibility Period or pursuant to Section 5.3.

ARTICLE III
FEASIBILITY REVIEW/RIGHT OF ENTRY

3.1For a period of forty-five (45) days from the Execution Date (the “Feasibility Period”), Purchaser and its agents, employees, representatives and contractors may enter upon the Property to perform the Survey (if applicable and as defined below in Section 5.2), a review of records relating to the Property, environmental site assessments, environmental compliance reviews or audits, reviews of protected species and other environmental conditions, soil tests, engineering and feasibility studies of the Property (“Feasibility Activities”); provided, however, that Purchaser shall not conduct any intrusive testing, inspection and/or sampling of any kind or nature without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed. If the results of any such audits, tests or studies, or Purchaser’s review of title or any other matters relating to the Property are unsatisfactory to Purchaser, Purchaser may terminate this Agreement by giving Seller written notice before the end of the Feasibility Period. If Purchaser terminates this Agreement as provided by this Section 3.1, Purchaser shall be refunded the Earnest Money, less the Independent Consideration. If no such written notice of termination is given before the end of the Feasibility Period, Purchaser will be deemed to have waived its right to terminate under this Section 3.1. In the event of such termination by Purchaser, this Agreement will terminate without any further force and effect, and without further obligation of either party to the other, other than the payment of the Independent Consideration to Seller as set forth on Section 2.3 above, and such other obligations as expressly survive termination of this Agreement.

3.2Purchaser’s right to enter upon the Property pursuant to Article III is subject to the following:

a)
Unless and until the sale and conveyance of the Property is closed pursuant to the terms and provisions of this Agreement, Purchaser and Purchaser’s agents, consultants and contractors (collectively “Contractors”) will maintain in confidence all information, reports, and evaluations generated in connection with any environmental assessments and will not make disclosure without the prior written consent of Seller (unless such disclosure is required by applicable law). All tests and inspections shall be conducted in a good and workmanlike manner and in conformance with all applicable governmental and industry standards, with a minimum of damage to the Property. If, prior to Closing, Purchaser discovers Hazardous Materials in quantities that may require remediation under applicable laws, Purchaser will notify Seller within two (2) business days after such discovery. “Hazardous Material” shall mean any substance or material that is designated, classified, characterized or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” a “waste” or otherwise regulated under Environmental Law, including but not limited to oil and gas exploration and production waste and naturally occurring radioactive material.

b)
Any entry of Purchaser and/or the Purchaser Parties onto the Land is at the sole risk of Purchaser. Purchaser RELEASES Seller from and agrees to indemnify, defend and hold harmless Seller against, and from, any and all liens, claims, demands, costs and expenses of whatsoever nature in any way connected with or growing out of Purchaser’s inspections or examinations of the Property, including any work done, labor performed or materials furnished at the Property on behalf of Purchaser prior to Closing, EXCEPT AND SOLELY TO THE EXTENT ARISING FROM (i) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR (ii) THE MERE DISCOVERY BY PURCHASER OR PURCHASER’S CONTRACTORS OF ANY PRE-EXISTING ENVIRONMENTAL CONDITION NOT CAUSED OR EXACERBATED BY PURCHASER.

c)
If the sale of the Property does not close, Purchaser will, as soon as possible and at Purchaser’s sole expense, repair any damage caused by Purchaser or Purchaser’s Contractors during the Feasibility Activities to restore the Property to the same condition as it was prior to such inspections by Purchaser. If Purchaser fails to restore the Property, Seller may perform the work of restoration and Purchaser will reimburse Seller for Seller’s actual out-of-pocket costs in connection therewith within thirty (30) days of being invoiced by Seller.

d)
Until the sale and conveyance of the Property is closed pursuant to the terms and provisions of this Agreement, Purchaser will not materially disturb, interrupt or interfere with any activities of Seller or Seller’s employees, agents, contractors, subcontractors, consultants, tenants, invitees, licensees or other parties operating by, through or under Seller;

e)
During the Feasibility Period, Purchaser will comply with all health and safety requirements which may be reasonably imposed by Seller with respect to Purchaser’s activities upon or within the Real Property to the extent Seller delivers to Purchaser prior written notice thereof and such requirements do not negatively impact Purchaser’s ability to conduct due diligence on the Property;

f)	Purchaser shall pay when due all costs and expenses related to the Feasibility Activities of Purchaser; and

g)	Purchaser shall not permit any liens to attach to the Property by reason of any Feasibility Activities of Purchaser.

3.3Markers or the absence of markers is not a warranty by Seller of any subsurface installations or lack thereof. Fiber optic systems, pipelines, and other structures may be buried on the Property. Before any digging/drilling/excavation, the following procedures will be followed by Purchaser and Purchaser’s Contractors:

a)
Protection of any fiber optic cable systems is of extreme importance since any break could disrupt service to users resulting in business interruption and loss of revenue and profits. If it is determined that fiber optic cable is buried on the Property, Purchaser shall promptly inform Seller of the results of its investigation.

b)
Before drilling or excavating with mechanized equipment, Purchaser shall utilize the Texas ONE-CALL system to determine the location of any pipelines or utilities and will explore with hand tools to a depth of at least eight (8) feet below the surface or will use other suitable detection equipment.

3.4Notwithstanding any provisions in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, Purchaser will remain obligated to comply with the indemnity and restoration provisions of this Article and Seller will retain all of its remedies for Purchaser’s default under this Article.

3.5As part of Purchaser’s due diligence, Seller shall deliver to Purchaser within five (5) days after the Execution Date, all relevant contracts, rights of way and easements, assignments, permits, technical, financial, environmental, contractual and other non-proprietary records in Seller’s possession or reasonable control relating to the Real Property. Except for the representations by Seller in Section 4.1, Seller makes no representation or warranty of any kind with respect to any data or documents provided or obtained by Purchaser or Purchaser’s agents or representatives during the course of its evaluation of the Property, or at any time, even if furnished by Seller or its representatives.

3.6During the Feasibility Period, Purchaser shall determine whether any of the Leases and Contracts that could be terminated without cost or penalty prior to Closing are unacceptable to Purchaser and, if so, inform Seller in writing within such period and request Seller terminate the unacceptable Leases and Contracts under the terms of such Leases and Contracts on or prior to Closing.

ARTICLE IV
REPRESENTATIONS; COVENANTS; AS IS SALE, NO RELIANCE

4.1As of the Execution Date, Seller represents and warrants to Purchaser, which representations and warranties are also deemed to be made on and as of the Closing Date, as follows:

a)
Authority. Seller has all requisite power and authority, has taken all actions required by applicable law to execute and deliver this Agreement and, prior to Closing, to consummate the transactions contemplated in this Agreement without the joinder of any other party.

b)
OFAC. Seller is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those named on OFAC’s Specially Designated and Blocked Persons List (the “List”) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism” or any other governmental action; and throughout the term of this Agreement, Seller shall comply with the Executive Order.

c)
No Parties in Possession. Except for the agreements set forth on Annex I (herein “Leases and Contracts”), to Seller’s knowledge there are no parties in possession of any portion of the Property as lessees.

d)
Litigation. (i) Seller has not been served with written notice (in the form of a complaint or otherwise) of any lawsuit, action, arbitration, governmental investigation or proceeding against the Property or Seller for which such action or claim could impact the Property, (ii) to Seller’s knowledge, no lawsuit, action, arbitration, governmental investigation or proceeding is threatened against the Property or Seller for which such action or claim could impact the Property, and (iii) there is no unsatisfied order or judgment against the Property or against Seller for which such order or judgment could impact the Property, or (B) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (C) involves condemnation or eminent domain proceedings (excluding any common carrier pipeline condemnations for which a final offer letter has not been received) involving the Property or any portion thereof that has not already been settled prior to the date of this Agreement and with no ongoing financial obligations to be imposed on Purchaser or the Property after the Effective Date.

e)
Reports. To Seller’s knowledge, Seller has made available or will promptly make available to Purchaser all environmental audits, site assessments, reports, inspections, data, and other information, regarding environmental matters, which pertain to the Property and which are in Seller’s actual possession or control.

f)	Other Rights. Except for the Leases and Contracts set forth on Annex I, to Seller’s knowledge, there are no unrecorded agreements or leases with respect to the Real Property.

g)
Claims. To Seller’s knowledge, there are no unpaid charges, debts, liabilities, claims, or obligations arising from the ownership or operation of the Property that could give rise to any mechanics’ or materialman’s or other statutory liens against the Property, or any part thereof, or for which Purchaser will be responsible.

h)
Condemnation. To Seller’s knowledge, and except for potential common carrier pipeline easement condemnations for which a final offer letter has not been received, there is no pending or, to the best knowledge of Seller, threatened condemnation or similar proceeding or special assessment (inclusive of assessments for street widening, repair, or improvement) affecting the Property, or any part thereof.

i)
Environmental. To Seller’s knowledge, (i) the Property is not in material violation of any state, local or federal statutes, laws, regulations, ordinances, rules or guidance pertaining to water rights, health and safety or the environment (“Environmental Laws”), including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Endangered Species Act, the Migratory Bird Treaty Act, the Safe Drinking Water Act, the Federal Clean Air Act, the Hazardous Materials Transportation Act, the Texas Solid Waste Disposal Act, the Texas Water Code, each as amended and all regulations promulgated thereunder, (ii) nor is the Property subject to any existing, pending or threatened investigation or inquiry (including request for information) or notice of violation or notice of enforcement by any governmental authority with respect to Environmental Laws or any claims, demands, suspected or known, for remedial obligations under Environmental Laws, and (iii) there are no conditions on, in, under or in connection with the Property that would reasonably be considered a material remediation obligation of the Property owner or give rise to a material liability of the Property owner under Environmental Laws.

j)
Consents; Preferential Rights. No consent of any third party is necessary to consummate the transaction contemplated by this Agreement that will not be obtained prior to Closing and no party has any preferential right to purchase the Property or any interest therein.

k)
Taxes. Seller has paid all state and local taxes due and owing with respect to the Property prior to Closing, and, to Seller’s knowledge, there are no unpaid or delinquent taxes creating a lien on any portion of the Real Property.

4.2The representations and warranties contained in Section 4.1 above shall survive the Closing and continue in full force and effect notwithstanding the Closing and consummation of the sale contracted for herein for a period of nine (9) months (except for the representations and warranties contained in Section 4.1(k) (Taxes), which shall survive until thirty (30) days following the expiration of the applicable statute of limitations), at which time they terminate and shall be of no force or affect. All references in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller’s knowledge” or “to the knowledge of Seller” and words of similar import shall refer to facts within the current actual knowledge of Seller’s current management without any independent investigation of any kind except verification by such party with Seller’s employees who presently primarily handle the matters that are the subject of such representation.

4.3Seller covenants with Purchaser that, between the Execution Date and the Closing Date:

a)
Maintenance and Operations. To the extent within Seller’s reasonable control, Seller shall (i) cause the Property to be maintained and operated in compliance with all applicable laws and in the ordinary course, consistent with past practices including but not limited to using commercially reasonable efforts to maintain all insurance applicable to the Real Property during such period; (ii) maintain in full force and effect all permits or authorizations held by Seller and required for ownership and/or operation of the Property; (iii) obtain Purchaser’s prior written approval, which approval may not be unreasonably withheld, conditioned or delayed, prior to any future expenditures and proposed contracts and agreements (including but not limited to any rights of way, easements, other types of burdens) relating to the Property including but not limited to amending, renewing, terminating or otherwise altering the same, (iv) not enter into any agreement or arrangement transferring, selling, or encumbering any of the Property; (v) not grant any preferential right or other similar right to purchase any property; (vi) obtain Purchaser’s prior written approval, which approval may not be unreasonably withheld, conditioned or delayed to enter into, terminate or amend any contract relating to the Property which would be binding upon Purchaser or the Property following Closing; and (vii) not commit to do any of the foregoing in subsections (i)-(vi).

b)
Notification of Litigation. Seller will promptly notify Purchaser of any litigation or administrative proceeding, of which Seller becomes actually aware, concerning or affecting the Property or the use or operation thereof or the ability of Seller to perform its obligations under this Agreement.

c)
Notification of Condemnation. Seller will promptly notify Purchaser of any actual knowledge regarding the threat, in writing, of the potential institution of any proceedings for the condemnation of the Property, or any portion thereof.

d)
Notification of Violation of Laws. Seller will promptly provide to Purchaser copies of any notices which Seller receives from any governmental authority with respect to the alleged violation of any applicable laws relating to the Property.

e)
No Lien or Assignment. Seller will not prior to Closing, without the prior written consent of Purchaser, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any deed of trust, mortgage, voluntary or involuntary lien, whether statutory, constitutional or contractual (except for the lien for ad valorem taxes on the Property which are not delinquent), security interest, encumbrance or charge, or conditional sale or other title retention document, against or covering the Property, or any part thereof, other than the Permitted Exceptions, which would be binding upon Purchaser or the Property following Closing.

f)
No Marketing. Seller shall withdraw the Real Property from active marketing and Seller will not accept or discuss any additional offers to acquire the Real Property during the duration of this Agreement.

4.4Prior to the Closing Date, Purchaser will have the opportunity to make such inspections of the Property and matters related thereto as Purchaser desires, including, without limitation, governmental laws and regulations to which the Property is subject, the title to the Property, and the suitability or fitness of the Property for Purchaser’s proposed use. Purchaser acknowledges and agrees that, except for the limited representations set forth in Section 4.1 and in any documents delivered by Seller at the Closing (collectively, the “Exclusions”), the Property is to be sold in an “AS IS” condition, with all faults, and Purchaser acknowledges that the Property may have been used for oil and gas, agricultural, commercial and/or industrial purposes, among other uses.

4.5Except for the Exclusions, Purchaser agrees that any information Purchaser may receive from Seller or its agents concerning the Property (including, but not limited to, any lease or other document, engineering study or environmental assessment) is furnished on the condition that Purchaser will make an independent verification of the accuracy of the information. Except for the Exclusions, Seller does not make any representations or warranties of any kind whatsoever, either express or implied, with respect to the Property; in particular, without limitation, Seller makes no representations or warranties with respect to the use, condition, title, occupation or management of the Property, compliance with applicable statutes, laws, codes, ordinances, regulations, requirements, or the environmental condition of the Property (collectively “Condition of the Property”), and Purchaser acknowledges that it is entering into this Agreement on the basis of Purchaser’s own independent investigation of the physical and environmental conditions of the Property. Furthermore, except for the Exclusions, it is the Parties’ express understanding and agreement that Purchaser is relying exclusively on its own independent investigation and evaluation of every aspect of the Property or Condition of the Property and not on any information supplied by Seller or its agents. Except for the Exclusions, Purchaser expressly disclaims any intent to rely on any such information provided by Seller or its agents in connection with Purchaser’s inspection of the Property and matters related thereto, and Seller agrees that it shall rely solely on its own independently developed or verified information. Except for the Exclusions, Purchaser assumes the risk that adverse physical and environmental conditions may not have been revealed by its investigation.

4.6From and after Closing, except for any rights of Purchaser arising from the Exclusions, Purchaser RELEASES and forever discharges Seller, its affiliates, employees, agents, officers, trustees, successors and assigns, from and against any and all suits, actions, causes of action, legal or administrative proceedings, claims, demands, fines, penalties, damages (including punitive damages), losses, costs, liabilities (including strict liabilities) and expenses, including attorneys’ fees, in any way arising out of or connected with the known or unknown Condition of the Property (including, without limitation, any contamination in, on, under or adjacent to the Property by any hazardous or toxic substance or material), or any federal, state or local law, ordinance, rule or regulation applicable thereto, including without limitation, the Toxic Substances Control Act, CERCLA, RCRA, Texas Solid Waste Disposal Act, Texas Water Code or other state, federal or local statute. The foregoing applies regardless of any negligence or strict liability of Seller, its affiliates, or their respective employees, agents or officers.

4.7The provisions of this Article will survive the delivery of the Special Warranty Deed and the Transaction Documents and will bind and inure to the benefit of the Parties, their heirs, successors and assigns.

ARTICLE V
ESCROW, SURVEY, TITLE INSURANCE AND ABSTRACT OF TITLE

5.1Purchaser may, at its sole option and expense, obtain a preliminary title report (“PTR”) in order to review the status of title to the Property during the Feasibility Period. If Purchaser obtains a PTR, a copy thereof shall be delivered promptly to Seller.

5.2Purchaser, in its discretion and at Purchaser’s cost, may obtain an updated or new survey of the Land (the “Survey”). If obtained and upon completion of the Survey and Seller’s reasonable approval thereof, the legal description in Exhibit A-1 hereto shall be modified to conform to the legal description set forth on the Survey whereupon such modified legal description shall be used in the Special Warranty Deed and the documents contemplated by Sections 7.6, 7.7 and 7.8 below (as applicable to the extent any Survey description is available and reasonably approved by Seller) to be executed and delivered at Closing.

5.3If any aspect of the PTR, the Survey (if obtained), or Purchaser’s environmental or title review is objectionable to Purchaser or the status of the agreements in Section 3.6 not acceptable to Purchaser have not been terminated (all such objections and such unacceptable contracts that were not terminated are herein “Property Objections”), then in Purchaser’s sole discretion, Purchaser shall notify Seller of such fact in writing no later than the expiration of the Feasibility Period. Seller shall be obligated to satisfy (a) any mortgage, deed to secure debt, deed of trust or similar security instrument entered into or assumed by Seller and encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of any tenant or subtenant or their visitors, agents or invitees of the Property, or from Purchaser or any of its agents, contractors, representatives or employees), and (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent (collectively, “Monetary Liens”), and Purchaser shall not be required to include any Monetary Lien in an objection notice. Monetary Liens shall be deemed “satisfied” upon the deposit by Seller (which may be from proceeds of the Purchase Price) with the Title Company at Closing of funds sufficient to pay the underlying obligation relating to such Monetary Liens, provided that the Title Company is willing to “insure over” the title encumbrance relating thereto. Seller shall have the right, but not the obligation, to attempt to eliminate or modify any such Property Objections; and if Seller elects to attempt the same, Seller shall not be obligated to bring any action or proceeding or to incur any expense whatsoever in that regard. In the event Seller does not elect to attempt, or elects to attempt, but is unable to modify or eliminate any such Property Objections to Purchaser’s reasonable satisfaction prior to Closing (other than the Monetary Liens, which shall be satisfied by Seller on or before the Closing), and Seller and Purchaser have not entered into a written agreement in regard to the modification or elimination of such Property Objections, Purchaser shall be entitled to:

a)
as to any Real Property with remaining Property Objections, exclude in increments of at least an entire section up to an aggregate exclusion of the Real Property no greater than three (3) aggregate sections all of which must be on or adjacent to the perimeter boundary of the entire Real Property which shall also include Section 11, Block 57, Township 1, and Section 3, Block 55, Township 1, (any such properties are also included in the term “Excluded Property”), reduce the Purchase Price by Eight Thousand Dollars ($8,000) per acre for each such Excluded Property, and proceed to Closing and accept title to all other Property subject to such Property Objections; provided, however, should such exclusion result in Seller not having access to the Excluded Property, Purchaser shall grant Seller rights of ingress and egress across the Property conveyed to Purchaser hereunder to the extent necessary for Seller to reach such Excluded Property and on terms mutually agreeable to Seller and Purchaser;

b)	terminate this Agreement prior to the Closing Date and shall be refunded the Earnest Money (less the Independent Consideration); or

c)	proceed to Closing and accept title to the Property subject to such Property Objections.

In the event Purchaser elects to exclude certain portions of the Real Property as Excluded Property as provided in (a) above, Seller may elect to terminate this Agreement and in such event, Purchaser shall be refunded the Earnest Money including the Independent Consideration. Otherwise, if Purchaser terminates this Agreement as provided by this Section 5.3, Purchaser shall be refunded the Earnest Money, less the Independent Consideration. If no such written notice of termination is given before the Closing Date, Purchaser will be deemed to have waived its right to terminate under this Section 5.3. In the event of a termination by Purchaser or Seller under this Section 5.3, this Agreement will terminate without any further force and effect, and without further obligation of either party to the other, other than the refunding of the Earnest Money (including or excluding the Independent Consideration) as set forth in this Section 5.3 and such other obligations as expressly survive any termination of this Agreement. Except as to Seller’s obligations under Section 3.6, all matters of record and all exceptions appearing in the PTR to which Purchaser does not object (other than the Monetary Liens and any Schedule C items, which shall be satisfied by Seller on or before the Closing) or which are deemed waived and accepted by Purchaser as set forth herein, are herein referred to as the “Permitted Exceptions”; provided, however, that as to those exceptions to which Purchaser does object, if Seller modifies any such exception to Purchaser’s satisfaction, which satisfaction must be evidenced by a written notice executed by Purchaser, then such exception, as so modified, shall be deemed included in the term “Permitted Exceptions”.

ARTICLE VI
CONDITIONS TO CLOSING; FORM OF DEED; RESERVATIONS; CLOSING DOCUMENTS

6.1At Closing, Seller will transfer Seller’s interest in the Property (less any Excluded Property) to Purchaser by Special Warranty Deed, subject only to the Permitted Exceptions. The Special Warranty Deed shall be in the form attached as Exhibit B, provided, however, that if and to the extent that any of the Permitted Exceptions requires the recitation or incorporation in any deed of any provisions of such Permitted Exception, the Special Warranty Deed may conform to such requirements.

6.2Seller’s obligations to consummate the sale of the Property pursuant to the terms of this Agreement are subject to and conditioned upon the following:

a)
Purchaser’s Representations and Warranties. Each of the representations and warranties made by Purchaser herein shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

b)
Performance by Purchaser. Purchaser shall have performed in all material respects all obligations which it is required to perform on or before the Closing Date pursuant to the provisions of this Agreement.

6.3Purchaser’s obligations to consummate the acquisition of the Property pursuant to the terms of this Agreement are subject to and conditioned upon the following:

a)
Seller’s Representations and Warranties. Each of the representations and warranties made by Seller herein shall be true and correct in all material respects (except as to those representations qualified by materiality, whether by reference to the terms “material,” “materiality” or similar qualifiers, which such representations shall be true and correct in all respects) on the Closing Date.

b)
Performance by Seller. Seller shall have performed in all material respects all obligations which Seller is required to perform on or before the Closing Date pursuant to the provisions of this Agreement.

c)	No Injunctions. The transactions contemplated under this Agreement to be effected on the Closing Date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no proceeding shall have been instituted and be pending in which any creditor of Seller or any other person seeks to restrain such transactions or otherwise to attach any of the Property, provided that any such proceeding or action contemplated by this Section shall not be deemed to include any proceeding or action brought by, through or under Purchaser.

d)
No Title Changes. No change shall have occurred, without Purchaser’s written consent, in the state of title matters disclosed in the PTR and the Survey (if obtained) since the expiration of the Feasibility Period.

e)
Environmental. There shall be no material violation, material remediation obligation or other material liability under Environmental Laws relating to the Property which first occurred after the expiration of the Feasibility Period.

f)
Necessary Consents and Preferential Right Waivers. On or prior to Closing, Seller shall have obtained all necessary consents and waivers for the Necessary Consents and Preferential Right Waivers (and paid all necessary costs thereto to obtain the same).

6.4If a condition to a party’s obligations under this Agreement is not either satisfied or waived by such party in writing, then such party may, in addition to any other remedies which such party may have with respect thereto, terminate this Agreement by written notice given to the other on or before the Closing Date, whereupon, except as otherwise provided in ARTICLE VII hereof in the event of a default by Purchaser, Purchaser shall be entitled to (i) if the failure of the closing condition is a result of a breach of representation made to the knowledge of Seller, the return of the Earnest Money, including the Independent Consideration, or (ii) in all other cases for a failure of a closing condition in Section 6.3 above, the return of the Earnest Money, less the Independent Consideration, this Agreement shall be null and void and none of the parties hereto shall have any further rights against, or obligations to, the others under this Agreement, except as otherwise expressly provided herein.

ARTICLE VII
CLOSING - DEFAULT

7.1Closing (the “Closing”) will occur on January 7, 2019, or such other date as may be mutually agreed upon by the parties (“Closing Date”) at the Title Company (provided either party may elect to close in escrow), as such date may be extended by Seller or Purchaser pursuant to an express provision of this Agreement. The Closing shall occur by means of a so-called “New York Style Closing” (i.e., meaning the concurrent delivery of the documents required to be delivered under this Article VII, delivery of the Special Warranty Deed and the payment of the Purchase Price). All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated. All Closing costs (other than taxes, which are allocated under Article IX) shall be paid as set forth below.

7.2If during the period after the Execution Date and before the Closing, either Purchaser or Seller obtains knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect (herein “Inaccurate Representations”), such party shall provide the other party written notice thereof within three (3) business days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to extend the Closing Date (for up to thirty (30) days) upon written notice to Purchaser for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, or if Seller does not attempt any such cure, then Seller shall provide written notice no later than the day before Closing of such elections or inability to cure the Inaccurate Representation and Purchaser, as its sole remedy for the Inaccurate Representations subject to such notices shall elect either (i) to waive such misrepresentations or breaches of representations and warranties to the extent known (to the actual and present knowledge of Purchaser as of the Closing Date, without a duty of inquiry, to actually constitute an actual breach of such representation and warranty) and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price and without any right to make a claim against Seller with respect thereto, whereupon Seller’s representations and warranties shall be modified accordingly, or (ii)  Section 6.4 shall apply.

7.3If Seller fails to consummate the transaction contemplated by this Agreement for any reason other than Purchaser’s default, failure of a condition precedent to Seller’s obligation to close, or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser may terminate this Agreement and receive a refund of the Earnest Money, less the Independent Consideration, and in the event of a willful default by Seller (which shall include, without limitation, the failure to close with the closing conditions in Section 6.2 being met), receive a refund of the full Earnest Money including the Independent Consideration, and the costs incurred for the PTR and Survey not to exceed $25,000.00. Except as provided in the foregoing sentence, Purchaser expressly waives its rights to seek damages in the event of the failure of Seller to consummate the sale of the Property at Closing. In the event of such termination, neither Seller nor Purchaser will have any further liability hereunder other than those obligations which expressly survive termination.

7.4If Purchaser fails to consummate the transaction contemplated by this Agreement for any reason other than the default of Seller, failure of a condition precedent to Purchaser’s obligation to close, or the exercise by Purchaser or Seller of an express right of termination granted herein, Seller may, as its sole and exclusive remedy, terminate this Agreement and receive the Earnest Money (including the Independent Consideration) and neither Seller nor Purchaser shall have any further obligations or liability hereunder except for any of Purchaser’s surviving obligations. In no event shall Seller have any obligation whatsoever to extend the Closing Date for any reason if Purchaser fails to perform. The parties agree that Seller’s damages are difficult to ascertain and that such Earnest Money is a fair approximation of Seller’s damages.

7.5At Closing, Seller shall deliver to Purchaser an executed certificate (i) of non-foreign status that meets the requirements set forth in Treasury Regulations § 1.1445-2(b)(2), substantially in the form attached hereto as Exhibit C; and (ii) the certificate required under Section 6.3(a).

7.6At Closing, (i) Seller shall deliver to Purchaser executed originals of the Surface and Water Use and Easement Agreements in the forms attached hereto as Exhibit D and Exhibit E for the Land in Section 3, Block 55, Township 1, Loving County, Texas and Section 3, Block 56, Township 2, Loving County, Texas respectively, and (ii) Purchaser shall deliver Seller a counterpart original of the same. Memorandums for such Surface and Water Use and Easement Agreements shall be recorded in the applicable real property records by the Title Company.

7.7At Closing, (i) Seller shall deliver to Purchaser an executed original Surface Use and Right-of-Way and Easement Agreement in the form attached hereto as Exhibit F for the Land in Section 3, Block 56, Township 1, Loving County, Texas, and (ii) Purchaser shall deliver Seller a counterpart original of the same. A memorandum of such Surface Use and Right-of-Way and Easement Agreement shall be recorded in the applicable real property records by the Title Company.

7.8At Closing, (i) Seller shall deliver to Purchaser an executed original Surface Use and Right-of-Way and Easement Agreement in the form attached hereto as Exhibit G covering Sections 1 and 5, Block 56, Township 2, Loving and Reeves Counties, Texas, and (ii) Purchaser shall deliver Seller a counterpart original of the same. A memorandum of such Surface Use and Right-of-Way and Easement Agreement shall be recorded in the applicable real property records by the Title Company and such memorandum shall specifically reference the grant of the easement therein.

7.9At Closing, (i) Seller shall deliver to Purchaser an executed original Bill of Sale in the form attached hereto as Exhibit H (the “Bill of Sale”) assigning the Personal Property to Purchaser, and (ii) Purchaser shall deliver Seller a counterpart original of the Bill of Sale (collectively with the documents in Sections 7.6 through 7.9 above, the “Transaction Documents”).

7.10At Closing, Seller shall deliver (i) evidence reasonably acceptable to the Title Company authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller; (ii) an affidavit, or other similar documentation, that may be required by the Title Company so the Title Policy can be issued on the Real Property without any standard printed exceptions customarily removed with such owner’s affidavit; and (iii) such other documentation as may be reasonably required of Seller such that the Title Company can issue the Title Policy.

7.11At Closing, each party shall execute and deliver to the Title Company a settlement statement providing for the payment of the Purchase Price hereunder, subject to the prorations and other adjustments set forth in this Agreement, including those set forth in Section 9.3.

ARTICLE VIII
SECTION 1031 EXCHANGE

8.1Seller may consummate the sale of the Real Property as part of a so-called like kind exchange (“Exchange”) pursuant to § 1031 of the Internal Revenue Code.

8.2If the Seller elects to consummate the sale of the Real Property as an Exchange, Seller shall provide notice of same to Purchaser at least five (5) days prior to the Closing Date and shall provide to Purchaser drafts of any documents which Purchaser shall have to execute in order for Purchaser to have adequate time to review and approve of same. Additionally, the Earnest Money and, at Closing, the Purchase Price shall be deposited with a qualified intermediary or qualified escrow account selected by Seller (the “Exchange Agent”). Seller may affect its Exchange through an assignment of its rights (but not its obligations) under this Agreement to the Exchange Agent. Purchaser further agrees to execute any and all documents (subject to the reasonable approval of Purchaser’s counsel) as are reasonably necessary in connection with the Exchange, provided that the Closing shall not be contingent upon or subject to the completion of the Exchange. Seller shall have the right to adjourn the Closing by up to fifteen (15) days to the extent necessary to facilitate the consummation or accomplishment of the Exchange.

8.3Seller shall pay any additional costs that would not otherwise have been incurred by Purchaser had Seller not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement). Neither party shall, by this Agreement or acquiescence to an Exchange desired by Seller, have its rights or obligations under this Agreement affected or diminished in any manner, and Purchaser shall not be responsible for compliance with or be deemed to have warranted to Seller that its Exchange in fact complies with § 1031 of the Internal Revenue Code.

ARTICLE IX
PRORATIONS; CLOSING COSTS

9.1All ad valorem taxes, property taxes, local taxes or other assessments due and payable for the year of the Effective Date assessed against the Property shall be prorated between Purchaser and Seller as of the Effective Date, based on the number of days in the taxable period on and prior to the Effective Date (for which Seller shall be responsible) and the number of days in the taxable period after the Effective Date (for which Purchaser shall be responsible). If Closing occurs before that year’s tax bills are available, the proration will be based on the most recent tax rate and assessment; provided, after the taxes for the year in which the Closing occurs are finally assessed, upon written demand, Purchaser shall refund to Seller any amount overpaid by Seller or Seller shall pay to Purchaser the amount of any deficiency in the proration. Except as may otherwise be provided in the applicable agreements between the Parties attached hereto as Exhibits D through G, Purchaser shall be responsible for the payment of all ad valorem taxes, including without limitation all so-called “roll-back taxes” which may be levied, assessed, charged or collected by any taxing authority with respect to any change of use of the Property occurring after Closing, whether such taxes or assessments are levied, assessed, charged or collected at Closing or thereafter; provided, however, if any such additional roll-back taxes are levied solely because of Seller’s use or change in use of the Property (or any portion thereof) occurring prior to Closing, Seller shall pay and be liable for all such taxes. Seller shall be responsible for any income and franchise taxes and any sales or use taxes or similar transfer taxes payable as a result of the sale of all or any part of the assets comprising the Property to Purchaser. Seller shall be responsible for Monetary Liens. Purchaser and Seller shall indemnify and hold each other harmless from all such liability for which Purchaser or Seller is liable under this Article IX.

9.2Costs of closing this transaction will be allocated between Seller and Purchaser as follows:

a)
Seller Costs. Seller shall pay (i) the basic premium of the Title Policy (but not for extended coverage or any endorsements or modifications to the Title Policy) and (ii) the costs, if any, incurred by Seller in connection with the performance of its obligations under this Agreement.

b)
Purchaser Costs. Purchaser shall pay (i) any premiums related to extended coverage or any endorsements or modifications to the Title Policy requested by Purchaser, (ii) the recording fees, (iii) the cost of the Survey, if obtained, (iv) any escrow fee or similar charges of Title Company, and (v) the costs, if any, incurred by Purchaser in connection with the performance of its obligations under this Agreement.

c)
Other Costs. All other expenses incurred by Seller or Purchaser with respect to the Closing, including, but not limited to, legal fees of Purchaser and Seller (except in the event of litigation), will be borne and paid exclusively by the party incurring same, without reimbursement, except to the extent otherwise specified in this Agreement.

9.3Revenues. Revenues from the Real Property actually received by Seller and due and payable after the Effective Date will be allocated between Seller and Purchaser so that all revenue from the Property, including, but not limited to, rental income actually collected, shall be prorated at the Closing, effective as of the Effective Date. Purchaser shall be entitled to all revenues due and payable after the Effective Date, and to the extent Seller receives any such revenues after the Closing Date, Seller shall pay the same to Purchaser promptly after receipt thereof. Notwithstanding the forgoing, Purchaser shall not receive credit for and Seller shall not be required to pay Purchaser any revenue which was due and payable for the Property prior to the Effective Date even if such payments were for prepaid rent or other prepaid moneys.

9.4Closing and Post-Closing Accounting Settlements. At or before Closing, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Sections 9.1 and 9.3 above. If the amount of adjustments so determined which would result in a credit to Purchaser exceed the amount of adjustments so determined which would result in a credit to Seller, Purchaser shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Purchaser shall pay to Seller, at Closing (in addition to amounts otherwise then owed), the amount of such excess. On or before one hundred twenty (120) days after Closing, Purchaser and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Sections 9.1 and 9.3, shall determine if any additional adjustments (whether the same be made to account for taxes or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Purchaser or from Purchaser to Seller. Each of Purchaser and Seller shall use its commercially reasonable efforts to share any information available to such party and pertaining to the adjustments contemplated by Sections 9.1 and 9.3 and this Section 9.4 with the other party. Should any additional items which would be the subject of adjustments provided for in Sections 9.1 and 9.3 above come to the attention of Purchaser or Seller after such adjustments in this section above are concluded, such adjustments shall be made by appropriate payments from Purchaser to Seller or from Seller to Purchaser.

ARTICLE X
NEGOTIATIONS - BROKERS AND FINDERS

10.1Negotiations relative to this transaction have been carried on by both Parties without the intervention of any person that will give rise to any valid claim against either of the Parties hereto, for brokerage commission or other like payment. Each Party hereto shall indemnify and hold harmless the other Party against and from any and all claims for brokerage commission or other like payments arising out of the transaction contemplated by this Agreement and occasioned by the indemnifying Party.

ARTICLE XI
POST-CLOSING COVENANTS

11.1Permits. Seller and Purchaser agree that they will provide reasonable support requested by the other respective party for obtaining permits, determinations, approvals, and any other action from the Railroad Commission of Texas, any applicable groundwater conservation district or other applicable governmental authority, as necessary for the other party’s Groundwater production and saltwater disposal well operations on the Lands, including not contesting any reasonable permit request.

11.2Announcements; Confidentiality. Each Party shall not (and shall cause its Affiliates not to) make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transaction contemplated hereunder (“Confidential Information”) except as otherwise required by applicable laws, rules or regulations, without the prior written consent of the other Party. Except as expressly provided in this Agreement, each Party agrees (and agrees to direct its Representatives) to keep confidential the existence of this Agreement, the contents hereof or the transactions contemplated herein and shall not, without the other Party’s prior written consent, disclose such information to the media, any individual, or any third party, firm, corporation, company, partnership or other entity (individually or collectively, a “person”). The Parties shall limit the disclosure of Confidential Information to only those officers, directors, employees, agents and other representatives (including attorneys, accountants, technical advisors, financing sources, financial advisors and other consultants and advisors) of the Parties or of their Affiliates (defined below), which, in each case, have a reasonable need to know the Confidential Information in order to assist with this Agreement (collectively, a Party’s “Representatives”). The term “Affiliate” as used herein shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a Party, where the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise. In addition, except as may be required by law, rule or regulation (including rules of an applicable stock exchange), without the prior written consent of the other Party, no Party nor its Representatives will (i) confirm or deny any statement made by a third party regarding the Confidential Information or (ii) disclose to any person the fact that Confidential Information has been made available to it. Each Party agrees that, in complying with its confidentiality obligations under this Agreement, such Party shall use the same means it uses to protect its own confidential proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of the Confidential Information. The Parties agree to be responsible for any breach of this Agreement by their respective Representatives.

ARTICLE XII
CONDEMNATION

12.1If prior to Closing, any party commences or imminently threatens in writing to commence any eminent domain proceedings to take any portion of the Property, Purchaser shall have the unilateral right in Purchaser’s sole discretion, exercisable by giving notice of such decision to Seller within thirty (30) days after receiving written notice of such actual or threatened condemnation proceedings and the Closing Date shall be extended as needed to allow for such thirty (30) day period, to (i) if such proceedings affect an aggregate twenty-five percent (25%) of the acreage of all Property or would materially impair Purchaser’s intended use of the Property as reasonably demonstrated to Seller, terminate this Agreement whereupon the Earnest Money (less the Independent Consideration) shall be returned to Purchaser or (ii) if such condemnation affects less than twenty-five percent (25%) of the acreage of all Property or would not materially impair Purchaser’s intended use of the Property, not terminate this Agreement whereupon the Agreement shall remain in full force and effect and Purchaser shall take title to the Property subject to such condemnation or sale and without reduction of the Purchase Price. If this Agreement is not terminated by Purchaser, then in each instance Seller shall assign to Purchaser at the Closing (extended, as necessary) any and all rights and claims Seller may have to the proceeds of any such condemnation or sale in lieu of condemnation or, if such proceeds have already been paid to Seller, Seller shall pay an amount equal to such proceeds to Purchaser at the Closing. The parties hereto shall have the rights and duties set forth in this Section rather than as prescribed by the Uniform Vendor and Purchaser Risk Act (Texas Property Code, Section 5.007).

ARTICLE XIII
DISCLOSURES AND NOTICES TO PURCHASER

13.1Notice Regarding Possible Liability for Additional Taxes (Texas Property Code Section 5.010). If for the current ad valorem tax year, the taxable value of the Property is determined by a special appraisal method that allows for appraisal of the Property at less than its market value, the person to whom the Property is transferred may not be allowed to qualify the Property for that special appraisal in a subsequent tax year and the Property may then be appraised at its full market value. In addition, the transfer of the Property or a subsequent change in the use of the Property may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the Property. The taxable value of the Property and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Property is located.

13.2Annexation Disclosures. If the Property is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction, or is likely to be located within a municipality’s extraterritorial jurisdiction, Purchaser should contact all municipalities located in the general proximity of the Property for further information.

13.3Notice of Water and Sewer Service. Pursuant to Section 13.257 of the Texas Water Code, Seller provides Purchaser with the following notice:

“The Property may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the Property. No other retail public utility is authorized to provide water or sewer service to the properties in the certificated area. If the Property is located in a certificated area, there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to the Property. You are advised to determine if the Property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to the Property.
Purchaser hereby acknowledges receipt of the foregoing notice at or before the execution of this Agreement.”

ARTICLE XIV
MISCELLANEOUS

14.1Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the matters to which it pertains and may be amended only by written agreement signed by Purchaser and Seller and by reference made a part hereof. This Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between the parties. There are no unwritten oral agreements between the Parties.

14.2Binding Effect. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Purchaser and Seller and their respective successors and permitted assigns.

14.3Governing Law; Venue. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the Property, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties will be governed by the laws of the State of Texas without regard to any conflicts of law principles, and the venue of any claim, controversy or dispute shall be in a court of competent jurisdiction in Dallas County, Texas, for which the Parties hereby submit to the jurisdiction thereof. THE PARTIES EXPRESSLY WAIVE TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT.

14.4Assignment of Agreement. Except as set forth below, this Agreement may not be assigned by Purchaser, in whole or in part, without the written consent of Seller. Except pursuant to an Exchange, this Agreement may not be assigned by Seller, in whole or in part, without the written consent of Purchaser. Notwithstanding the foregoing, this Agreement, and the rights and obligations hereunder, may be assigned by Purchaser to any party controlled by, under the control of, or in common control with Purchaser without the consent of Seller, upon not less than five (5) days’ notice to Seller, and any assignee or transferee under any such assignment or transfer by Purchaser shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement (whether arising or accruing prior to or after the assignment or transfer) by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption agreement shall expressly so provide.

14.5Counterparts. This Agreement may be executed in multiple counterparts (and by facsimile or portable document format (PDF) transmission), each of which shall be an original but all of which together shall constitute but one and the same agreement.

14.6Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by (a) overnight courier, (b) hand, (c) electronic mail or (d) U.S. registered or certified mail, return receipt requested in each case, postage prepaid, to the addresses or e-mail addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

If to Seller: Texas Pacific Land Trust 1700 Pacific Avenue, Suite 2770 Dallas, Texas 75201 Attn: Ty Glover Email: tyler@tpltrust.com Telephone No.214-969-5530	If to Purchaser: WPX Energy Permian, LLC 3500 One Williams Center, Suite 2600 Tulsa, OK 74172 Attn: Vice President, Land Email: greg.geist@wpxenergy.com Telephone No. 539-573-3006

With a copy to (which shall not constitute notice): Micheal W. Dobbs Kelley Drye & Warren, LLP 515 Post Oak Blvd., Suite 900 Houston, Texas 77027 Email: mdobbs@kellydrye.com Telephone No.713-355-5055
With a copy to (which shall not constitute notice):
WPX Energy Permian, LLC
3500 One Williams Center, Suite 2600
Tulsa, OK 74172
Attn: General Counsel
Email: dennis.cameron@wpxenergy.com
Telephone No. 539-573-6846

Each party shall use commercially reasonable efforts to send a copy of any notice of termination under this Agreement to the Title Company on the same date and by the same method(s) as it is sent to the other party. The failure to send a copy of any termination notice to the Title Company does not invalidate an otherwise valid termination notice.
Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by electronic transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice or other communication if transmitted prior to 5:00 p.m. Central Time on a business day and on the first business day after the day of transmission of such notice so long as a copy is sent the same day by hand or by overnight courier for next day delivery. Refusal to accept delivery shall be deemed delivered. Any notices given by the attorneys for the parties shall be deemed effective as if given by such party.
14.7Performance. Time is of the essence in the performance of this Agreement.

14.8Headings. Section headings or captions are used in this Agreement for convenience only and do not limit or otherwise affect the meaning of any provision of this Agreement.

14.9Holidays, Etc. Whenever any time limit or date provided herein falls on a Saturday, Sunday, or legal holiday under the laws of the State of Texas or on a day when federal banks are closed, then that date is extended to the next day that is not a Saturday, Sunday, or legal holiday or a day when federal banks are closed. The term “business day” as used in this Agreement means any day that is not a Saturday, Sunday, or legal holiday under the laws of the State of Texas or a day when federal banks are closed.

14.10Legal Fees. If there is litigation, arbitration, or mediation concerning the interpretation or enforcement of this Agreement or any portion of this Agreement, the prevailing party is entitled to recover from the losing party its reasonable legal fees and paraprofessional fees, court costs, and expenses. The provisions of this Section 14.10 survive the Closing or any earlier termination of this Agreement.

14.11Severability. If any provision in this Agreement is unenforceable in any respect, the remainder of this Agreement remains enforceable and, in lieu of the unenforceable provision, there will be added to this Agreement a provision as similar in terms to the unenforceable clause as may be possible and be enforceable.

14.12Rule of Construction. Each party and its counsel have reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party may not be employed in the interpretation of this Agreement or any amendments, schedules, or exhibits to this Agreement.

14.13Effective Date. The “Effective Date” of this Agreement shall be October 1, 2018, for all purposes.

14.14Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered in connection with the performance of this Agreement and consummation of the Closing any and all such further acts, instruments, deeds, documents and assurances (in each case in form and substance reasonably acceptable to the party executing and/or performing the same) as may be reasonably required to consummate the transactions contemplated hereby. The foregoing obligation shall survive Closing.

14.15Escrow Provisions.

(a)	The Title Company (hereinafter referred to as the “Escrow Agent”) shall hold the Earnest Money in escrow in an interest-bearing bank account (the “Escrow Account”) at the direction of Purchaser.

(b)
The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 14.15(b). Seller and Purchaser understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent (a copy of which shall be given to the other party) for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand (provided, however, that prior to the expiration of the Feasibility Period, Escrow Agent shall promptly and without further action refund the Earnest Money to Purchaser following written demand therefor by Purchaser (with a copy given to Seller)). If the Escrow Agent does not receive a written objection within five (5) business days after the giving of any such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) business day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the registry of the Court of the jurisdiction consented to by the Parties. The Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)
The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including, without limitation, attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d)	The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Purchaser.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Purchase and Sale Agreement as of the date first written above.
PURCHASER

WPX ENERGY PERMIAN, LLC

By:     /s/ Richard E. Muncrief
Its:    CEO

SELLER

TEXAS PACIFIC LAND TRUST

By:     /s/ T. Glover
Tyler Glover,
General and State Agent for the Trustees

The undersigned agrees to hold and disburse the Earnest Money in accordance with this Agreement.
REPUBLIC TITLE OF TEXAS, INC.

By:    /s/ Rose M. Boisse
Name:    Rose M. Boisse
Title:    Senior Vice President

EXHIBIT A-1
LEGAL DESCRIPTION OF PROPERTY
AND ALLOCATED VALUE

County	State	Abstract	Section	Block	Township	Acres
Loving	Texas	93	3	55	1	640
Loving	Texas	141	3	56	1	640
Loving	Texas	144	9	56	1	640
Loving	Texas	145	11	56	1	640
Loving	Texas	146	13	56	1	640
Loving	Texas	147	15	56	1	640
Loving	Texas	148	17	56	1	640
Loving	Texas	149	19	56	1	370.08
Loving	Texas	150	21	56	1	640
Loving	Texas	151	23	56	1	640
Loving	Texas	152	25	56	1	640
Loving	Texas	153	27	56	1	640
Loving	Texas	154	29	56	1	640
Loving	Texas	155	31	56	1	443.52
Loving	Texas	156	33	56	1	640
Loving	Texas	157	35	56	1	640
Loving	Texas	158	37	56	1	640
Loving	Texas	159	39	56	1	640
Loving	Texas	160	41	56	1	640
Loving	Texas	221	43	56	1	64
Loving	Texas	161	45	56	1	640
Loving	Texas	162	47	56	1	426.66
Reeves	Texas	576	47	56	1	213.34
Loving	Texas	215	3	56	2	29.3
Reeves	Texas	577	3	56	2	608.16
Loving	Texas	166	11	57	1	326.7

Exhibit A-1

EXHIBIT A-2
LEGAL DESCRIPTION OF PROPERTY
Any and all property owned by Texas Pacific Land Trust in Section 1, Block 56, Township 2, T&P RR CO. Survey, Abstract 163, in Loving County, Texas
Any and all property owned by Texas Pacific Land Trust in Section 5, Block 56, Township 2, T&P RR CO. Survey, Abstract 223, in Loving County, Texas

Exhibit A-2

EXHIBIT B
NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.
SPECIAL WARRANTY DEED
THIS SPECIAL WARRANTY DEED (this “Deed”) is made as of             , 201__, by TEXAS PACIFIC LAND TRUST (“Grantor”) to WPX ENERGY PERMIAN, LLC, whose address is 3500 One Williams Center, Suite 2600, Tulsa, OK 74172 (“Grantee”).
For and in consideration of the sum of Ten and No/100 Dollars and other valuable consideration to Grantor paid by the Grantee, the receipt and sufficiency of which are acknowledged, Grantor and Grantee agree as follows:
1.    Conveyance.
Grantor GRANTS, SELLS, and CONVEYS to Grantee, subject to the Permitted Exceptions and Mineral Reservation (each as defined below), all of the real property more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (the “Land”), together with all improvements, equipment, facilities, fixtures thereon and associated rights-of-way, permits, utilities and utility capacity (if any), and any and all interests of any type owned by Grantor in such real property including, without limitation, any easements, rights-of-way, adjacent streets, alleys, strips, gores, and other appurtenances to such real property (collectively, with the Land, the “Real Property”), except that Grantor for Grantor and Grantor heirs, successors and assigns reserves from any conveyance all oil, gas and other minerals that are in and under, and that may be produced from the Land and any royalty interests therein (the “Mineral Reservation”), and other Reservations and Exceptions as described below. If the mineral estate is subject to existing production or an existing lease, this reservation includes the production, the lease, and all benefits from it. Additionally, Grantor hereby assigns to Grantee any and all causes of action or claims, if any, whether known or unknown, it may have against any other person or entity (other than Grantor and its affiliates) for the condition of the Real Property existing prior to the effective date of this deed, including the environmental condition of the Real Property.
2.    Reservations and Exceptions.
This Deed is made, and is accepted by Grantee, subject to the restrictions, easements, covenants and encumbrances described on Exhibit B attached hereto and incorporated herein by reference for all purposes (the “Permitted Exceptions”).
In addition to the Mineral Reservation and Permitted Exceptions, Grantor for Grantor and Grantor’s heirs, successors and assigns reserves from the conveyance the following:

Exhibit B

a)
All rights, title and interest in Groundwater located in, on or under the Land in Section 3, Block 55, Township 1, Loving County, Texas and Section 3, Block 56, Township 2 in Loving and Reeves Counties, Texas (the “Subject Lands”), together with the appurtenant rights related to such Groundwater, including the rights (i) to use, store, treat, reuse and recharge and (ii) to use the surface of such lands to the extent reasonably necessary for the exercise of such associated rights, including such rights of ingress and egress associated therewith over the Land and for water operations on or off the Subject Lands; provided, however, any access or use of the Land by Grantor shall not unreasonably interfere with any of Grantee’s operations on the Real Property; for purposes of this Deed, “Groundwater” shall mean water (including fresh, salt, and brackish water) percolating below the surface of the earth and not water produced from oil and natural gas exploration and production operations;

b)
the exclusive right of the surface estate owner to dispose of water (including fresh, salt, produced and brackish water) and oil and gas production waste or fluids into disposal or injection wells located on the Land in Section 3, Block 55, Township 1, Loving County, Texas and Section 3, Block 56, Township 2 in Loving, and Reeves Counties, Texas, together with the associated rights related to such, including the rights (i) to use, store, treat, reuse and recharge and (ii) to use the surface of such lands to the extent reasonably necessary for the exercise of such associated rights, including such rights of ingress and egress associated therewith over the Land; provided, however, any access or use of the Land by Grantor shall not unreasonably interfere with any of Grantee’s operations on the Real Property; and

c)
the right to use the surface of the Land in Section 3, Block 55, Township 1, Loving County, Texas, Section 3, Block 56, Township 1, Loving County, and Section 3, Block 56, Township 2 of Loving and Reeves Counties, Texas to construct, operate, repair, replace, maintain and use the water impoundments (limited to existing for Section 3, Block 56, Township 1, Loving County, Texas) and associated apparatus and appurtenances, and the rights of ingress and egress associated therewith over the Real Property; provided, however, any access or use of the Real Property by Grantor shall not unreasonably interfere with any of Grantee’s operations on the Real Property.

3.    Restrictive Covenant.
Grantor has reserved certain water rights as set forth in Sections 2.(a) and (b) above and the exclusive right of the surface owner to dispose of water and oil and gas production waste or fluids on Section 3, Block 55, Township 1, Loving County, Texas and Section 3, Block 56, Township 2 in Loving, and Reeves Counties, Texas and Grantee and its heirs successor and assigns shall not use such property for any of the following prohibited uses (the “Restrictions”) with the express written consent of Grantor:

1)	disposal of water (including fresh, salt, produced and brackish water) or oil and gas production waste or fluids;

2)	extraction or production of Groundwater;

Exhibit B

3)	sale or transfer of any Groundwater extracted or produced from such property.

Grantor, as the fee simple owner of the Real Property, establishes the Restrictions as covenants, conditions, and restrictions, whether mandatory, prohibitive, permissive, or administrative, to regulate the structural integrity, and uses of the Real Property and the improvements placed on it. Grantor and Grantee stipulate that (a) the Restrictions touch and concern the Real Property; (b) privity of estate exists by reason of the ownership of the Real Property; (c) notice is given by filing this instrument in the real property records of the county in which the Real Property is situated; and (d) the Restrictions are reasonable, their purposes being for the common benefit of Grantor and Grantee, who are affected by the structural integrity and uses of the Real Property. The Restrictions run with the land making up the Real Property, are binding on Grantee and Grantee’s successors and assigns forever, and inure to the benefit of Grantor, Grantee, and their successors and assigns forever.

4.    Surface and Water Use Agreements
Reference is hereby made to those certain Surface and Water Use and Easement Agreements dated of even date herewith between Grantor and Grantee concerning Section 3, Block 55, Township 1, Loving County, Texas, Section 3, Block 56, Township 1, Loving County, and Section 3, Block 56, Township 2 of Loving and Reeves Counties, Texas (collectively, the “Surface Use Agreements” and each a “Surface Use Agreement”).  The Surface Use Agreements set forth certain agreements between Grantor and Grantee relating to the Restrictions and Grantor’s reservations in subsections 2(a)-(c) above (“Grantor’s Reservations”).  Grantor acknowledges that the Surface Use Agreements allow Grantee certain rights with respect to Grantor’s Reservations and Restrictions and to the extent there are any conflicts between Grantor’s Reservations and Restrictions, on the one hand, and terms and conditions of the Surface Use Agreements on the other hand, the applicable Surface Use Agreement shall control.
5.     Warranty of Title.
TO HAVE AND TO HOLD the Real Property, subject to the Permitted Exceptions, Mineral Reservation, Reservations and Exceptions, and Restrictive Covenant, together with all and singular the rights and appurtenances thereto in anywise belonging, to Grantee, its successors and assigns, forever; and Grantor binds itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the Real Property to Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Grantor, but not otherwise.
[signature, acknowledgment and exhibits to be added]

Exhibit B

EXHIBIT C
ENTITY’S CERTIFICATE OF NON-FOREIGN STATUS

TRANSFEROR:    Texas Pacific Land Trust

TRANSFEREE:	WPX Energy Permian, LLC
Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform WPX Energy Permian, LLC, a Delaware limited liability company (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by Seller, the undersigned hereby certifies the following on behalf of Seller as the “Transferor”:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is ______________; and

4.	Transferor’s office address is: _______________________________________
__________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct, and complete.
EXECUTED as of the ____________ day of ________________, 201___.
[Signature, Acknowledgment and Exhibit to be added]

Exhibit C